Exhibit 99.1

Contact:	Thomas J. Sargeant Chief Financial Officer AvalonBay Communities, Inc. 703-317-4635
For Immediate News Release
July 31, 2007
AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2007 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended June 30, 2007 was $48,877,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.61 for the quarter ended June 30, 2007, compared to $0.86 for the comparable period of 2006, a per share decrease of 29.1%. For the six months ended June 30, 2007, EPS was $1.16 compared to $2.31 for the comparable period of 2006, a per share decrease of 49.8%. These decreases are primarily attributable to the gains from the sale of land and communities in 2006, partially offset by growth in income from existing and newly developed communities in 2007. Results for 2006 have been restated to reflect the non-cash charges associated with our change in the accounting for certain land leases.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended June 30, 2007 was $94,041,000, or $1.17 per share, compared to $74,855,000, or $0.99 per share for the comparable period of 2006. FFO per share increased 18.2%, due primarily to contributions from improved community operating results and newly developed communities. Results for both periods include the impact of a change in the accounting for non-cash charges for certain land leases.
FFO per share for the six months ended June 30, 2007 increased by 8.1% to $2.28 from $2.11 for the comparable period of 2006. FFO per share for the six months ended June 30, 2007 and June 30, 2006, as restated, includes $0.01 and $0.17 per share, respectively, related to the sale of land parcels. Adjusting for these land sales in both years, FFO per share increased 17.0%, driven primarily by improved community operating results and contributions from newly developed communities.
Operating Results for the Quarter Ended June 30, 2007 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $22,708,000, or 12.6% to $203,540,000. For Established Communities, rental revenue increased 6.3%, comprised of an increase in Average Rental Rates of 6.6% and a decrease in Economic Occupancy of 0.3%. As a result, total revenue for Established Communities increased $9,608,000 to $162,611,000. Operating expenses for Established Communities increased $989,000, or 2.0% to $51,518,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $8,619,000, or 8.4%, to $111,093,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the second quarter of 2006 to the second quarter of 2007:

2Q 07 Compared to 2Q 06

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	3.6%	2.1%	4.4%	42.1%
Mid-Atlantic	7.4%	5.2%	8.8%	15.9%
Midwest	6.5%	5.0%	7.4%	2.1%
Pacific NW	11.6%	(7.4%)	21.7%	4.7%
No. California	9.4%	0.4%	13.3%	22.8%
So. California	5.9%	2.5%	7.4%	12.4%

Total	6.3%	2.0%	8.4%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.

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Cash concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

2Q 07 vs 2Q 06
Rental Revenue Change with Concessions on a GAAP Basis	6.3%

Rental Revenue Change with Concessions on a Cash Basis	4.6%

Operating Results for the Six Months Ended June 30, 2007 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $42,626,000, or 11.9% to $400,246,000. For Established Communities, rental revenue increased 6.4%, comprised of an increase in Average Rental Rates of 6.8% and a decrease in Economic Occupancy of 0.4%. As a result, total revenue for Established Communities increased $19,491,000 to $322,276,000, and operating expenses for Established Communities increased $2,322,000 or 2.3% to $102,540,000. Accordingly, NOI for Established Communities increased by $17,169,000 or 8.5% to $219,736,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006:

YTD 2007 Compared to YTD 2006

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	3.8%	1.2%	5.1%	42.5%
Mid-Atlantic	7.7%	7.2%	8.1%	16.3%
Midwest	7.9%	9.8%	6.8%	2.1%
Pacific NW	12.1%	(1.6%)	19.4%	4.4%
No. California	9.2%	0.5%	13.0%	21.9%
So. California	6.0%	1.8%	7.7%	12.8%

Total	6.4%	2.3%	8.5%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Development and Redevelopment Activity
The Company completed the development of one community during the second quarter of 2007. Avalon Shrewsbury, located in Shrewsbury, MA, is a garden-style community containing 251 apartment homes and was completed for a Total Capital Cost of $35,900,000.
In addition, the Company commenced construction on four communities during the second quarter of 2007: Avalon White Plains, a high-rise community located in Westchester County, NY; Avalon at Tinton Falls, a garden-style community located in Central NJ; Avalon Fashion Valley, a mid-rise community located in San Diego, CA and Avalon Anaheim, a mid-rise community located in Orange County, CA. These four communities are expected to contain an aggregate of 1,021 apartment homes when completed for an estimated Total Capital Cost of $363,100,000.
During the second quarter of 2007, the Company purchased a land parcel located in San Francisco, CA, adjacent to its existing Mission Bay North and Mission Bay North II communities for approximately $36,000,000. The Company expects to begin construction of a 260 apartment home, high-rise community as the third phase of this community in the fourth quarter of 2007.
Acquisition Activity
In July 2007, the Company purchased a garden-style community located in San Jose, CA adjacent to its existing Countrybrook community. This community, renamed Countrybrook II, contains 80 apartment homes and was acquired for a purchase price of $17,700,000. The Company will operate this community in conjunction with Countrybrook.
Disposition Activity
In July 2007, the Company sold Avalon View, located in Fishkill, NY. This community contains 288 apartment homes and was sold for a price of $54,000,000. This resulted in a GAAP gain of approximately $40,200,000 and an Economic Gain of approximately $33,200,000. The Unleveraged IRR over an approximate 14-year holding period was 18.3%.
Also in July 2007, the Company entered into an agreement to sell San Marino for a price of $55,000,000. We expect the sale of San Marino, a 248 apartment-home community located in San Jose, CA, to close in the third quarter of 2007.
The buyers of these assets intend to continue to operate these communities as rental apartments.

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Investment Management Fund Activity
AvalonBay Value Added Fund, L.P. (the “Fund”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%. During the second quarter of 2007, the Fund acquired Skyway Terrace, located in San Jose, CA, for a purchase price of $74,000,000. Skyway Terrace is a garden-style community containing 348 apartment homes.
In addition, during the second quarter of 2007, the Fund commenced the redevelopment of Paseo Park, located in Fremont, CA. Paseo Park contains 134 apartment homes and will be redeveloped for an expected Total Capital Cost of $5,700,000, excluding costs incurred prior to the start of redevelopment.
In July 2007, the Fund acquired two communities, Avalon Rutherford Station and South Hills Apartments. Avalon Rutherford Station is a garden-style community containing 108 apartment homes and is located in East Rutherford, NJ. This community was acquired for a purchase price of $35,850,000. South Hills Apartments is a garden-style community containing 85 apartment homes in Los Angeles, CA. This community was acquired for a purchase price of $20,700,000.
Including the acquisition of Avalon Rutherford Station and South Hills Apartments, the Fund has invested $743,985,000 as of July 31, 2007.
Financing, Liquidity and Balance Sheet Statistics
As of June 30, 2007, the Company had no amounts outstanding under its $650,000,000 unsecured credit facility and $137,800,000 in unrestricted cash available. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 23.3% at June 30, 2007. Unencumbered NOI for the six months ended June 30, 2007 was 83.4% and Interest Coverage for the second quarter of 2007 was 4.7 times.
Revised Accounting Interpretation
As discussed in Amendment No. 1 to the Company’s 2006 Annual Report on Form 10-K/A, the Company made a change related to its accounting for land leases. This change resulted in a non-cash charge to operating expenses and reduced reported FFO by $0.03 and $0.07 per share from what would have been reported for the three and six months ended June 30, 2007 under the Company’s prior accounting treatment. Results for the three and six months ended June 30, 2006 have also been restated, reducing reported FFO by $0.04 and $0.07 per share from what had previously been reported to reflect the impact of this change in land lease accounting.
Third Quarter and Full Year 2007 Financial Outlook
The Company expects EPS in the range of $1.99 to $2.03 for the third quarter of 2007. Based on changes in the Company’s disposition plan, the Company is revising its projected EPS to a range of $3.83 to $3.93 for the full year 2007.
The Company expects Projected FFO per share in the range of $1.17 to $1.21 for the third quarter of 2007. The Company expects Projected FFO per share in the range of $4.60 to $4.70 for the full year 2007. The financial outlook provided for the third quarter and full year 2007 includes non-cash charges of $0.03 and $0.13 per share, respectively, related to the revised lease accounting discussed in Amendment No. 1 to the Company’s 2006 Annual Report on Form 10-K/A.
The Company expects to release its third quarter 2007 earnings on October 31, 2007 after the market closes. The Company expects to hold a conference call on November 1, 2007 at 11:00 AM EDT to discuss the third quarter 2007 results.
Other Matters
The Company will hold a conference call on August 2, 2007 at 11:00 AM EDT to review and answer questions about this release, its second quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from August 2, 2007 at 2:00 PM EDT until August 9, 2007 at 11:59 PM EDT, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 4123380.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings and through e-mail distribution. To receive future press releases via e-mail, please send a request to IR@avalonbay.com.

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About AvalonBay Communities, Inc.
As of June 30, 2007, the Company owned or held a direct or indirect ownership interest in 176 apartment communities containing 50,771 apartment homes in ten states and the District of Columbia, of which 19 communities were under construction and 7 communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at the following address http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs.
Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements”.
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the third quarter and full year 2007. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following Non-GAAP financial measures:
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2007	2006(1)	2007(2)	2006(1)(2)
Net income	$51,052	$67,006	$97,571	$178,120
Dividends attributable to preferred stock	(2,175)	(2,175)	(4,350)	(4,350)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	45,080	41,917	89,765	82,487
Minority interest, including discontinued operations	84	99	172	198
Gain on sale of previously depreciated real estate assets	—	(31,992)	—	(97,411)

FFO attributable to common stockholders	$94,041	$74,855	$183,158	$159,044

Average shares outstanding — diluted	80,647,514	75,361,911	80,283,143	75,285,946
EPS — diluted	$0.61	$0.86	$1.16	$2.31

FFO per common share — diluted	$1.17	$0.99	$2.28	$2.11

(1)	Amounts for the three and six months ended June 30, 2006 have been restated from amounts previously reported to reflect a change in accounting for land leases.

(2)	FFO per common share — diluted includes $0.01 for the six months ended June 30, 2007 and $0.17 for the six months ended June 30, 2006 related to the sale of a land parcel in each year.

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year of 2007 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q3 07	$1.99	$2.03
Projected depreciation (real estate related)	0.57	0.59
Projected gain on sale of operating communities	(1.39)	(1.41)

Projected FFO per share (diluted) — Q3 07	$1.17	$1.21

Projected EPS (diluted) — Full Year 2007	$3.83	$3.93
Projected depreciation (real estate related)	2.28	2.32
Projected gain on sale of operating communities	(1.51)	(1.55)

Projected FFO per share (diluted) — Full Year 2007	$4.60	$4.70

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest expense, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

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	Q2	Q2	YTD	YTD
	2007	2006 (1)	2007	2006 (1)
Net income	$51,052	$67,006	$97,571	$178,120
Indirect operating expenses, net of corporate income	7,220	6,911	14,214	14,338
Investments and investment management	2,483	2,398	4,508	3,869
Interest expense, net	22,662	26,115	46,159	54,311
General and administrative expense	6,642	6,479	13,422	12,762
Joint venture income and minority interest	653	(79)	1,189	(174)
Depreciation expense	44,195	41,285	88,023	81,251
Gain on sale of real estate assets	—	(31,992)	(545)	(110,577)
Income from discontinued operations	(539)	(171)	(711)	(1,310)

NOI from continuing operations	$134,368	$117,952	$263,830	$232,590

Established:
Northeast	$46,875	$44,915	$92,278	$87,808
Mid-Atlantic	17,663	16,240	35,296	32,664
Midwest	1,910	1,778	3,678	3,444
Pacific NW	5,868	4,820	11,347	9,501
No. California	28,642	25,281	56,934	50,395
So. California	10,135	9,440	20,203	18,755

Total Established	111,093	102,474	219,736	202,567

Other Stabilized	9,351	5,575	18,247	10,260
Development/Redevelopment	13,924	9,903	25,847	19,763

NOI from continuing operations	$134,368	$117,952	$263,830	$232,590

(1)	Amounts for the three and six months ended June 30, 2006 have been restated from amounts previously reported to reflect a change in accounting for land leases.
NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2006 through June 30, 2007). A reconciliation of NOI from communities sold or held for sale to net income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2007	2006	2007	2006
Income from discontinued operations	$539	$171	$711	$1,310
Interest expense, net	158	480	539	947
Depreciation expense	177	261	443	520

NOI from discontinued operations	$874	$912	$1,693	$2,777

NOI from assets sold	$—	$72	$—	$1,147
NOI from assets held for sale	874	840	1,693	1,630

NOI from discontinued operations	$874	$912	$1,693	$2,777

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents Management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or

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amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding Management’s estimate of the likely impact on operations of the Development and Redevelopment Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.
A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q2	Q2
	2007	2006
Rental revenue (GAAP basis)	$162,448	$152,853
Concessions amortized	1,490	3,702
Concessions granted	(2,047)	(1,849)

Rental revenue (with concessions on a cash basis)	$161,891	$154,706

% change — GAAP revenue	6.3%
% change — cash revenue	4.6%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the six months ended June 30, 2007 as well as prior years’ activities is presented in the full earnings release.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2007 are as follows (dollars in thousands):

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Net income	$51,052
Interest expense, net	22,662
Interest expense (discontinued operations)	158
Depreciation expense	44,195
Depreciation expense (discontinued operations)	177

EBITDA	$118,244

EBITDA from continuing operations	$117,370
EBITDA from discontinued operations	874

EBITDA	$118,244

EBITDA from continuing operations	$117,370
Land gains	—

EBITDA from continuing operations, excluding land gains	$117,370
Interest expense, net	22,662
Dividends attributable to preferred stock	2,175

Interest charges	24,837

Interest coverage	4.7

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating

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company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of June 30, 2007 is as follows (dollars in thousands):

Total debt	$2,917,387

Common stock	9,478,813
Preferred stock	100,000
Operating partnership units	14,946
Total debt	2,917,387

Total market capitalization	12,511,146

Debt as % of capitalization	23.3%

Because Leverage changes with fluctuations in the Company’s stock price, which occur regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2007 is as follows (dollars in thousands):

NOI for Established Communities	$219,736
NOI for Other Stabilized Communities	18,247
NOI for Development/Redevelopment Communities	25,847
NOI for discontinued operations	1,693

Total NOI generated by real estate assets	265,523
NOI on encumbered assets	43,964

NOI on unencumbered assets	221,559

Unencumbered NOI	83.4%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2007, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2006 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

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